Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132762, Registration Statement No. 333-158985, Registration Statement No. 333-188272, and Registration Statement No. 333-210966, each on Form S-8, and Registration Statement No. 333-204157 on Form S-3 of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of Rowan Companies plc and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Houston, Texas
February 24, 2017